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                                  EXHIBIT 5.2


[LETTERHEAD OF GRAY CARY WARE & FREIDENRICH LLP]
400 Hamilton Avenue, Palo Alto, CA 94301-1825
Phone: 650-833-2000     Fax:  650-327-3699     www.graycary.com

December 20, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Ladies and Gentlemen:

As legal counsel for Barbeques Galore Limited, an Australian corporation (the "Company"), we are rendering this opinion in connection with the registration under the Securities Act of 1933, as amended, of up to 203,038 American Depository Shares (the "American Depository Shares") of the Company which may be issued pursuant to the exercise of options and purchase rights granted under the Executive Share Option Plan (the "Executive Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of California and we express no opinion concerning any law other than the law of the State of California and the federal law of the United States. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

Based on such examination, we are of the opinion that the 203,038 American Depository Shares when issued against receipt of the consideration therefor will be validly issued, fully paid and nonassessable. With regard to any opinion as to the validity of the underlying Ordinary Shares, we rely entirely on the opinion of Freehills, attached as Exhibit 5.1 to this Registration Statement.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP

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